Exhibit 10.2

Wells Fargo Bank, N.A. Financial Products	Trade ID: SW20041038
TERMINATION AGREEMENT

To:	United States Lime & Minerals, Inc.
Attention: Mike Owens
13800 Montfort Drive, Suite 330
Dallas, TX 75240
Telephone: (972) 991-8400
Fax: (972) 385-1340

From:	Wells Fargo Bank, N.A.
417 Montgomery Street, Suite 500
MAC A0108-050
San Francisco, CA 94104
Telephone: (877) 240-0795
Fax: (415) 646-9166
Date: October 17, 2005
THIS TERMINATION AGREEMENT (“Agreement”) is entered into by and between Wells Fargo Bank, N.A. (“Party A”), and United States Lime & Minerals, Inc., a Texas corporation (“Party B”).
WHEREAS, Party A and Party B have entered into that certain Swap transaction dated as of August 26, 2004 (“Transaction”), as referenced by Transaction number SW2004_1038 and as evidenced by that certain confirmation relating thereto (“Confirmation”), and;
WHEREAS , Party A and Party B, desire to terminate the Transaction effective as of October 14, 2005.
NOW THEREFORE, in consideration of the mutual terms and conditions of that certain Interest Rate Swap Agreement, dated as of August 26, 2004 by and between Party A and Party B. Both parties hereto agree as follows:
1.	Party A hereby confirms its consent to such termination.

2.	Party B hereby confirms its consent to such termination.

3.	As consideration for the termination of the Swap Transaction, United States Lime & Minerals, Inc and Party A have entered into a Transaction evidenced by an Amended and Restated Confirmation dated October 14, 2005, a Termination Date of December 31, 2015, a Notional Amount of USD 40,000,000.00 and a Fixed Rate of 4.695%.

In consideration of the terms contained in this Termination Agreement and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by each of the parties), Party A and Party B are hereby released and discharged from further obligations to each other with respect to the Transaction or Transactions referenced above; and their respective rights against each other are cancelled, provided that such release and discharge shall not affect any rights, liabilities or obligations with respect to payments or other obligations due and payable on or prior to the effective date of this Termination.

4.	Miscellaneous:
a.	Definitions. Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings specified for such terms in the Master Agreement.

b.	Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties with respect to its subject matter and supersedes all oral communication and prior writings (except as otherwise provided herein) with respect thereto.

c.	Counterparts. This Agreement may be executed and delivered in counterparts (including by facsimile transmission), each of which will be deemed an original.

d.	Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of California (without reference to choice of law doctrine).

IN WITNESS WHEREOF, the parties have executed this Agreement on the respective dates specified below with effect from the date specified.

Wells Fargo Bank, N.A.
By:	/s/ Martha Burke
Name:	Martha Burke
Its:	Authorized Signatory

Accepted and confirmed as of the Trade Date:
United States Lime & Minerals, Inc.,
a Texas corporation

By:	/s/ M. Michael Owens
Name:	M. Michael Owens
Its:	VP & CFO